EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

                             AS OF FEBRUARY 28, 2001

                                                                       PERCENT
                                              STATE OR                OF VOTING
                                              COUNTRY OF              SECURITIES
NAME                                          INCORPORATION             OWNED
- -----------------------------------------------------------           ---------

SMP Motor Products Limited                    Canada                    100
Marathon Auto Parts and Products, Inc.        New York                  100
Motortronics, Inc.                            New York                  100
Reno Standard Incorporated                    Nevada                    100
Stanric, Inc. (1)                             Delaware                  100
Mardevco Credit Corp. (2)                     New York                  100
Standard Motor Products (Hong Kong) Limited   Hong Kong                 100
Industrial & Automotive Associates, Inc.      California                100
Standard Motor Electronics, Limited           Israel                    100
Four Seasons Europe S.A.R.L.                  France                    100
Standard Motor Products Holdings Limited      England and Wales         80.1
Eaglemotive Corporation                       Delaware                  100
Standard Motor Products de Mexico,
        S. De R.L. De C. V. (3)               Mexico                    100
SMP Credit Corp.                              Delaware                  100
Automotive Heater Exchange                    Italy                     100


All of the subsidiaries are included in the consolidated financial statements.

(1)  Mardevco owns 12.7% of Stanric
(2)  Stanric owns 14.9% of Mardevco
(3)  Standard Motor Products owns 49,999 shares, Motortronics owns 1 share


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